Exhibit 10.39.1

JOINT VENTURE TERMINATION AGREEMENT

This Joint Venture Termination Agreement (“Agreement”) is made on this 31st day of March, 2006, by and between:

DATAMATICS TECHNOLOGIES LIMITED, a company incorporated in India under the Companies Act, 1956 and having its registered office at Unit #117-120, SDF IV, SEEPZ, Andheri (East), Mumbai 400 096, India (hereinafter referred to as “Datamatics” which expression shall unless repugnant to the context thereof mean and include its successors and assigns) of the First Part.

And

CADMUS KNOWLEDGEWORKS INTERNATIONAL LTD., a company duly incorporated and existing under the laws of Mauritius and having its registered office at c/o Abacus Financial Services (Mauritius) Limited, Third Floor, TM Building, Pope Hennessy Street, Port Louis, Republic of Mauritius (hereinafter referred to as “Cadmus” which expression shall unless repugnant to the context thereof mean and include its successors and assigns) of the Second Part.

And

KNOWLEDGEWORKS GLOBAL LIMITED, a company incorporated in India under the Companies Act, 1956 and having its registered office at Marwah Centre, 5th Floor, Krishanlal Marwah Marg, Andheri (East), Mumbai - 400072, India (hereinafter referred to as the “Company”) of the Third Part.

Datamatics, Cadmus and the Company are individually referred to as such and collectively referred to as the “Parties” in this Agreement.

WHEREAS:

A.	Datamatics and Cadmus have entered into a Joint Venture Agreement dated June 30, 2003, to establish a joint venture in India for undertaking the business of providing content management, content processing and other services to Cadmus Professional Communications and other customers, to which agreement the Company has executed a deed of adherence dated March 29, 2004, and Amendment to Joint Venture Agreement dated March 31, 2004 (the aforesaid Joint Venture Agreement and Amendment to Joint Venture Agreement are collectively referred to as the “Joint Venture Agreements”).

B.	Datamatics and Cadmus have held discussions pursuant to which, Datamatics has agreed and consented to sell to Cadmus its entire shareholding (held by itself and jointly with an individual) in the Company, comprising of 100,100 equity shares, amounting to 20% of the entire issued and paid up share capital of the Company (“DTL Shares”) for such consideration as mutually agreed to between Datamatics and Cadmus;

C.	Subsequent to the agreement of Datamatics to sell the DTL Shares to Cadmus, the Parties have decided to terminate their joint venture relationship as stated in the Joint Venture Agreements on terms and conditions as detailed hereunder.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.	In consideration of the total Consideration (as that term is defined hereinafter) in respect of the acquisition by Cadmus of the DTL Shares payable by Cadmus to Datamatics (in terms of Clause 2 below), the Parties hereto mutually agree that the Joint Venture Agreements shall stand terminated on and from the date of the Board of Directors of the Company approving and recording the transfer of the DTL Shares to Cadmus. Accordingly, except as provided in Clause 3, the Parties agree that all rights and obligations of the Parties under the said Joint Venture Agreements shall stand terminated in entirety and be without any liabilities or claims whatsoever to Datamatics, Cadmus or KGL, as the case may be.

2.	It is expressly agreed and acknowledged by each of Datamatics and Cadmus that in consideration of the acquisition by Cadmus of the DTL Shares, Cadmus shall as total consideration thereof pay to Datamatics USD 1.5 million (referred to herein as the “Consideration”) through normal banking channels, in Datamatics designated bank account detailed in Annexure I hereto at the time of submitting the Form FC-TRS (and other necessary documents) with the authorised dealer/ banker of Datamatics in respect of the transfer of the DTL Shares to Cadmus.

3.	The termination of the Joint Venture Agreements shall not relieve the Parties of their obligations under Section 10, Section 11, Section 13, Section 15.2, Section 16, Section 17.3, Section 17.4 and Section 17.5 of the aforesaid Joint Venture Agreement dated June 30, 2003.

4.	Each of the Parties represents and warrants that:

(i)	they have not entered into any arrangements, understandings or agreements, whether contingent or not, which would adversely affect the implementation of this Agreement;

(ii)	they have the power and authority to enter into this Agreement and to perform its obligations under this Agreement, all of which have been duly authorised by all proper and necessary corporate action by each of the Parties;

(iii)	this Agreement constitutes the valid and legally binding agreement of each of the Parties enforceable in accordance with its terms.

5.	Each Party shall be responsible for all the costs and expenses incurred by it in connection with and incidental to the preparation and completion of this Agreement.

However, the stamp duty on share transfer payable on the transfer of shares held by Datamatics in the Company to Cadmus shall be paid solely by Cadmus.

6.	This Agreement shall be governed by and construed in accordance with the laws of India.

7.	Severability:

If any provision(s) of this Agreement is held to be void or invalid or unenforceable, the remainder of this Agreement shall continue to be binding and operative and will have been full force in effect. Should one or several provisions of this Agreement be or become ineffective for reasons beyond the control of the Parties hereto, they shall use their reasonable efforts to agree upon a new provision which shall as nearly as possible have the same effect as the ineffective provision.

8.	Escrow:

The concerned Parties agree to sign and execute the Joint Venture Termination Agreement, the Service Level Agreement, the Non-Solicitation of Employees Agreement and any other related document, and lodge the same along with the original share certificates (issued by the Company to Datamatics and Dr. Kanodia jointly with Datamatics) together with the share transfer deeds relating to the transfer of shares held by Datamatics in the Company and relating to the transfer of the one (01) share jointly held by Datamatics alongwith Dr. Kanodia, in each instance signed on behalf of the transferor by Datamatics and Dr. Kanodia respectively, and being duly stamped, into an escrow with Mr. Khozema Anajwalla, of M/s. KNAV Advisory having its offices at 307, Gokul Arcade, Andheri Sahar Road, Vile Parle East, Mumbai, 400057, India on the understanding that Mr. Anajwalla as escrow agent shall release all of the aforesaid to the concerned Parties on receipt by the said Mr. Anajwalla of (i) from Cadmus, proof of issuance of wire transfer instructions for remittance to Datamatics of the relevant consideration under the aforesaid concerned Agreements and/or (ii) confirmation by Datamatics of receipt of relevant consideration under the aforesaid concerned Agreements.

9.	Arbitration:

(a)	Any dispute controversy or claim arising out of, or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof shall be resolved by binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association International Center for Dispute Resolution (as they exist from time to time, hereinafter the “Arbitration Rules”). The Parties agree that:

(i)	the number of arbitrators shall be one;

(ii)	the arbitrator shall be selected from a panel of arbitrators in accordance with the Arbitration Rules;

(iii)	the arbitration proceedings, and any hearings in connection therewith, shall be held at London, United Kingdom and each Party irrevocably (A) submits to the jurisdiction of London, United Kingdom for such arbitration proceedings and hearings, (B) waives any objection which it may have to the venue of such arbitration proceedings and hearings at London, United Kingdom, (C) waives any claim that such arbitration proceedings and hearings have been brought in an inconvenient forum and (D) waives the right to object, with respect to such arbitration proceedings and hearings, that such arbitrator does not have jurisdiction over such Party;

(iv)	the language of the arbitration shall be English;

(v)	the Arbitration Rules shall govern the procedural elements of any arbitration;

(vi)	the laws of India shall govern the substantive elements of any arbitration;

(vii)	the judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction;

(viii)	the arbitrator may award attorneys’ fees and costs to the prevailing Party and may assess the administrative fees and costs of the proceeding in the award;

(ix)	the arbitrator is not empowered to award punitive damages or any damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover such damages with respect to any Dispute resolved by arbitration; and

(x)	the Parties may modify the provisions of this Clause and/or may supercede the Arbitration Rules, in either case, as mutually agreed in writing by the Parties.

(b)	With respect to any arbitration proceeding under this Clause, each Party agrees that either Party may approach a court of competent jurisdiction to obtain temporary injunctive relief in aid of arbitration. Any such suit, action or proceeding may be brought by either Party either prior to the initiation of or during any arbitration proceeding brought by either Party under this Clause.

(c)	Similarly, either Party may approach any court of competent jurisdiction to enforce this Clause.

10.	Notices:

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given on the earlier of the date (a) when delivered personally, by messenger, by overnight delivery service or otherwise, or (b) when received via facsimile, telex or other electronic transmission, in all cases addressed to the Party to which it is intended at its address or telefacsimile number set forth below, unless and until a Party notifies the other Party in writing of a change:

If to Datamatics:

Datamatics Technologies Limited

Unit 117-120, SDF IV, SEEPZ

Andheri (E)

Mumbai 400 096

India

Attn: Mr. Manish H. Modi
Managing Director and Chief Executive Officer

Attn: Mr. Vidur Bhogilal
ED & CFO

Telephone: 91-22-5697-1101
Telefacsimile: 9122-5697-1102
E-mail manishmodi@datamaticstech.com

If to Cadmus:

Cadmus KnowledgeWorks international Ltd.

c/o Cadmus Communications Corporation

1801 Bayberry Court, Suite 200

Richmond, Virginia 23226

United States

Attn: Mr. Paul K. Suijk
Senior Vice President and Chief Financial Officer, Cadmus Communications Corporation

Telephone: 804-287-5694
Telefacsimile: 804-287-5691
E-mail: SuijkP@cadmus.com

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed and delivered on the date indicated hereinabove against each of their names.

For and on behalf of Datamatics Technologies Limited		For and on behalf of Cadmus KnowledgeWorks International Limited

/s/ Dr. L. Kanodia		/s/ Praful Karandikar
Name: Dr. L. Kanodia		Name: Praful Karandikar
Designation:	Chairman	Designation:	Authorized Signatory
Witness:	/s/ V.V. Bhogilal	Witness:	/s/ Divya
	Vidur Bhogilal [address]		Divya Kumat [address]

For and on behalf of KnowledgeWorks Global Limited

/s/ Soman Thomas
Name: Soman Thomas
Designation:	Director
Witness:	/s/ R. Subramamian
(R. Subramamian) [address]

Annexure I

US Intermediate Bank: [Bank account information provided.]	Beneficiary Bank: [Bank account information provided.]